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                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                           c/o The Altman Group, Inc.
                                  P.O. Box 238
                               Lyndhurst, NJ 07071
                                 (800) 467-0821

                              AN IMPORTANT REMINDER
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                                                          February 11, 2005

Dear Limited Partner:

         We recently mailed you litigation settlement tender offer documents offering to purchase your units of limited partnership interest in Consolidated Capital Institutional Properties/2 for $11.25 per unit in cash, which includes your final settlement amount of $0.18 per unit. Our offer was made upon the terms and subject to the conditions set forth in the Litigation Settlement Offer, dated December 14, 2004, and in the related Letter of Transmittal (collectively, together with any supplements or amendments, our "Offer").

         WE HAVE EXTENDED OUR OFFER UNTIL MIDNIGHT, NEW YORK CITY TIME, ON MARCH 15, 2005, AND HAVE ISSUED A PRESS RELEASE ANNOUNCING THE EXTENSION. Our Offer was previously scheduled to expire on February 10, 2005.

         Our Offer provides you with an opportunity to:

         o GAIN LIQUIDITY FOR YOUR INVESTMENT WHICH YOU MAY NOT HAVE HAD PREVIOUSLY, AND

         o TO ELIMINATE THE COST AND RECORD KEEPING ASSOCIATED WITH LIMITED PARTNERSHIP TAX REPORTING.

         If you retain your units, you will continue to be a limited partner. If you elect to remain in the partnership until termination, you will continue to participate in the partnership distributions, if any, and the tax effects of the partnership's results.

         Please remember, that to accept our Offer, you must complete and sign the enclosed Letter of Transmittal in accordance with its instructions, which must be received by our information agent, The Altman Group, Inc., by March 15, 2005. If you have already tendered your units, you need not do anything at this time.

         If you have any questions, please contact the Information Agent, toll free, at (800) 467-0821.

                                                Sincerely,

                                                AIMCO Properties, L.P.